                                   EXHIBIT 12

                            STATE STREET CORPORATION

                       Ratio of Earnings to Fixed Charges

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
                            Six Months
                              Ended          Year Ended December 31,
                             June 30,  ----------------------------------------
(Dollars in millions)          1999     1998     1997     1996     1995    1994
--------------------------------------------------------------------------------
(A) Excluding interest on
 deposits:
 Earnings:
 Income before income
  taxes...................   $   376   $   661  $   568      453  $   370  $343
 Fixed charges............       448       856      613      477      495   267
                             -------   -------  -------  -------  -------  ----
  Earnings as adjusted....   $   824   $ 1,517  $ 1,181  $   930  $   865  $610
                             =======   =======  =======  =======  =======  ====
 Income before income
  taxes
 Pretax income from
  continuing operations as
  reported................   $   373   $   656  $   564  $   447  $   366  $340
 Share of pretax income
  (loss) of 50% owned
  subsidiaries not
  included in above.......         3         5        4        6        4     3
                             -------   -------  -------  -------  -------  ----
 Net income as adjusted...   $   376   $   661  $   568  $   453  $   370  $343
                             =======   =======  =======  =======  =======  ====
 Fixed charges:
 Interest on other
  borrowings..............   $   408   $   770  $   548  $   452  $   482  $254
 Interest on long-term
  debt including
  amortization of debt
  issue costs.............        35        66       55       15        9     9
 Portion of rents
  representative of the
  interest factor in long
  term lease..............         5        20       10       10        4     4
                             -------   -------  -------  -------  -------  ----
  Fixed charges...........   $   448   $   856  $   613  $   477  $   495  $267
                             =======   =======  =======  =======  =======  ====
(B) Including interest on
 deposits:
 Adjusted earnings from
  (A) above...............   $   824   $ 1,517  $ 1,181  $   930  $   865  $610
 Add interest on
  deposits................       343       656      512      425      416   281
                             -------   -------  -------  -------  -------  ----
  Earnings as adjusted....   $ 1,167   $ 2,173  $ 1,693  $ 1,355  $ 1,281  $891
                             =======   =======  =======  =======  =======  ====
 Fixed charges:
 Fixed charges from (A)
  above...................   $   448   $   856  $   613  $   477  $   495  $267
 Interest on deposits.....       343       656      512      425      416   281
                             -------   -------  -------  -------  -------  ----
  Adjusted fixed charges..   $   791   $ 1,512  $ 1,125  $   902  $   911  $548
                             =======   =======  =======  =======  =======  ====
 Adjusted earnings to
  adjusted fixed charges..      1.48x     1.44x    1.50x    1.50x    1.41x 1.63x
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

 Ratio of earnings to
  fixed charges...........      1.84x     1.77x    1.93x    1.95x    1.75x 2.29x